EXHIBIT 10.2

DATED                      2007

(1) AIG INVESTMENTS EUROPE LTD

(2) IPCRE LIMITED

DISCRETIONARY INVESTMENT

MANAGEMENT AGREEMENT

CONTENTS

1.	DEFINITIONS	3

2.	APPOINTMENT	5

3.	REGULATION	6

4.	IPCRE’S REPRESENTATIONS AND WARRANTIES	6

5.	AIG INVESTMENTS EUROPE’S REPRESENTATIONS AND WARRANTIES	8

6.	SCOPE OF AUTHORIZATION	8

7.	VALUATIONS AND REPORTS	11

8.	MATERIAL IMPACTS AND CONFLICTS	11

9.	FEES AND EXPENSES	13

10.	ACKNOWLEDGMENTS AND CONSENTS	14

11.	EXECUTION OF TRANSACTIONS	17

12.	IPCRE’S LIABILITIES	18

13.	AIG INVESTMENTS EUROPE’S LIABILITIES	19

14.	TERM AND TERMINATION OF AGREEMENT	21

15.	GOVERNING LAW; SUBMISSION TO JURISDICTION	22

16.	AMENDMENTS	22

17.	ENTIRE AGREEMENT	22

18.	INSTRUCTIONS AND COMMUNICATIONS	22

19.	NOTICES	23

20.	NO WAIVER	23

21.	SUCCESSORS AND ASSIGNS	23

22.	COUNTERPARTS	24

23.	THIRD PARTY RIGHTS	24

DISCRETIONARY INVESTMENT MANAGEMENT AGREEMENT

AIG Investments Europe LTD, a company incorporated in England with registered number 2200753 (“AIG Investments Europe”) has agreed to provide IPCRe Limited, a company incorporated in Bermuda with its registered office at 29 Richmond Road, Pembroke, Bermuda HMO8 (“IPCRe”) with investment services on the basis that IPCRe is a Professional Client.

1.	Definitions

1.1	References to statutes, statutory provisions, FSA Rules and other regulations shall be construed as references to such statute, statutory provision or regulation as substituted, amended or replaced from time to time. The headings in this Agreement are for convenience only and shall not affect its construction. The Schedules form part of the Agreement. Any language following the word “including” shall be construed without limiting the foregoing language. A reference to any “Section” is to a clause of this Agreement unless otherwise noted.

1.2	“This Agreement” means this Discretionary Investment Management Agreement, including any attached Schedules.

1.3	An “Affiliated Company” of AIG Investments Europe means any person which is an “associated company” of AIG Investments Europe for the purposes of section 416 of the Income and Corporation Taxes Act 1988. “Affiliated Companies” shall be construed accordingly.

1.4	“Ancillary Services” has the meaning given in Section 6.6.

1.5	“Associated Person” means any of AIG Investments Europe’s or its Affiliated Companies’ employees, officers or directors.

1.6	“Authorized Person” means a person duly authorized by IPCRe in connection with instructions and communications in relation to this Agreement.

1.7	The “Custodian” means the person(s) appointed by IPCRe and notified to AIG Investments Europe, who will act as custodian(s) of the investments from time to time comprised in the Portfolio.

1.8	The “Effective Date” of this Agreement is 20th December 2007.

1.9	“Eligible Counterparty” has the meaning given in the FSA Rules.

1.10	“Execution Policy” means AIG Investments Europe’s policy relating to the execution of orders and decisions to deal on behalf of clients, as required by the FSA Rules, the first version of which is attached to this Agreement as Schedule 5.

1.11	“Execution Policy Notice” has the meaning given in Section 11.2.

1.12	The “FSA” means the UK Financial Services Authority and any replacement or successor body.

1.13	The “FSA Rules” means the rules made by the FSA under the Financial Services and Markets Act 2000 as set out in the FSA Handbook.

1.14	The “Guidelines” means the general instructions and guidelines which shall be agreed to in writing between AIG Investments Europe and IPCRe from time to time, the first version of which appears in Schedule 3 hereto.

1.15	“In House Funds” means collective investment schemes of which AIG Investments Europe and/or an Affiliated Company is the manager or investment adviser.

1.16	“Initial Composition” and “Initial Value” means respectively the composition and value of the assets (collectively and individually) compromising the Portfolio at the time when AIG Investments Europe first assumes management of the Portfolio.

1.17	“Instruction” means any instruction given or which purports to have been given by an Authorized Person in accordance with Schedule 1.

1.18	“Liability” means any liability, damage, loss, cost, claim or expense of any kind or nature, whether direct, indirect, special, consequential or otherwise.

1.19	“Management Fee” has the meaning given in Section 9.1.

1.20	“MiFID” means Markets in Financial Instruments European Union Directive 2004/39/EC.

1.21	“MTF” or “Multilateral Trading System” means a multilateral system set up in accordance with MiFID, which brings together multiple buying and selling interests in financial instruments in accordance with non-discretionary rules in a way that results in a contract.

1.22	The “Objectives” means the investment objectives which shall be agreed to in writing between AIG Investments Europe and IPCRe from time to time the first version of which appears in Schedule 3 hereto.

1.23	“Portfolio Market Value” means the value given to all cash, constituent securities and other financial instruments comprising the given portfolio.

1.24	“Professional Client” prior to 1 November 2007, means “intermediate customer” as defined in the FSA Rules, and from 1 November 2007 has the meaning given in the FSA Rules.

1.25	The “Portfolio” means any portfolio or portfolios of cash, securities, and/or other assets managed by AIG Investments Europe on IPCRe’s behalf under this Agreement and subject to the Guidelines.

1.26	“Regulated Market” means a multilateral system which brings together or facilitates the bringing together of multiple buying and selling interests in financial instruments in accordance with non-discretionary rules in a way that results in a contract in respect of the financial instruments admitted to trading under its rules and/or systems and which is authorized and functions regularly in accordance with the requirements of MiFID.

1.27	“Security” or “Securities” means cash, securities, derivatives and/or other assets.

1.28	“Scheme” has the meaning given in Section 3.4.

1.29	“Transaction Expenses” has the meaning given in Section 9.3.

2.	Appointment

2.1	IPCRe hereby appoints AIG Investments Europe as investment manager, and as its agent and attorney-in-fact, and authorizes AIG Investments Europe to exercise the investment discretion described below with respect to the Portfolio and to execute and deliver all documentation, on IPCRe’s behalf, necessary to facilitate investment in Securities for the Portfolio with effect from the Effective Date, and AIG Investments Europe hereby accepts this appointment subject to the terms of this Agreement.

3.	Regulation

3.1	AIG Investments Europe is authorized and regulated by the Financial Services Authority. AIG Investments Europe will apply this Agreement at all times in the management of the Portfolio, except where AIG Investments Europe and IPCRe have both agreed to vary them in any manner permitted under the FSA Rules. Nothing in the agreement shall exclude or restrict any liability or duty which AIG Investments Europe may have to IPCRe arising under the Financial Services and Markets Act 2000, any rules and regulations made under that act, the Pensions Act 1995 or the FSA Rules, unless and to the extent that such exclusion or restriction is permitted thereby.

3.2	IPCRe is categorized as a Professional Client under the FSA Rules. AIG Investments Europe is permitted only to provide services to Professional Clients and Eligible Counterparties. It is open to IPCRe to request recategorisation as an Eligible Counterparty, which would confer a lower level of regulatory protection on IPCRe.

3.3	AIG Investments Europe has established procedures for consideration of complaints by IPCRe. All formal complaints should in the first instance be made in writing to the compliance officer of AIG Investments Europe, who is responsible for complaints procedures, at the address of AIG Investments Europe.

3.4	The U.K. Financial Services Compensation Scheme (the “Scheme”) may apply if AIG Investments Europe cannot meet claims against it, but it is limited in scope and may not apply to IPCRe. If the Scheme is applicable, compensation is limited to 100% of the first £30,000 and 90% of the next £20,000, so the maximum compensation is £48,000. Details regarding the scheme are in the compensation sourcebook available on www.fsa.co.uk.

4.	IPCRe’s Representations and Warranties

4.1	IPCRe hereby represents and warrants to AIG Investments Europe as follows:

4.1.1	IPCRe has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by IPCRe and constitutes a legal, valid and binding obligation of IPCRe, enforceable against IPCRe in accordance with its terms. No consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by IPCRe in connection with the execution, delivery and performance of this Agreement other than those already obtained.

4.1.2	Except as otherwise expressly stated in the Guidelines or herein, IPCRe warrants to AIG Investments Europe that the Portfolio is free from any lien, charge or other encumbrance, and that IPCRe has full and unfettered powers to engage AIG Investments Europe to manage the Portfolio and the authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and that the signatories to this Agreement are Authorized Persons.

4.1.3	The execution, delivery and performance of this Agreement by IPCRe will not violate any provision of any law or regulation binding on IPCRe, or any order, judgment or decree of any court or government authority binding on IPCRe or the memorandum of association or bye-laws or any other governing document of IPCRe, or any material contract, indenture or other agreement, instrument or undertaking to which IPCRe is a party or by which IPCRe or any of its assets may be bound, or require the creation or imposition of any lien on its property, assets or revenues.

4.1.4	The signatories to this Agreement are all Authorized Persons, the list of signatories and signatures attached hereto as Schedule 1 which is certified by IPCRe’s secretary, or other appropriate person, constitutes the valid signatories and signatures of Authorized Persons, and, promptly after any change therein, IPCRe will send AIG Investments Europe a revised list of Authorized Persons and evidence of the authority for such change.

4.1.5	IPCRe warrants that any information which it has provided to AIG Investments Europe in relation to its status, residence and domicile for taxation purposes and any other matter relevant to the management of the Portfolio is complete and correct, and agrees to provide any further information properly required by any competent authority.

4.1.6	IPCRe represents and warrants that it fully understands that the investment of funds authorized hereunder may lead to loss as well as profit.

4.1.7	IPCRe acknowledges that AIG Investments Europe has not provided and will not provide any tax advice to IPCRe in relation to its services under this

Agreement, and that AIG Investments Europe has made no representations as to any individual tax consequences for it of entering into this Agreement or any transaction entered into under it.

4.1.8	IPCRe acknowledges that AIG Investments Europe does not accept any responsibility with respect to, and shall not be liable for the acts and defaults of, the Custodian or any of its nominees.

5.	AIG Investments Europe’s Representations and Warranties

5.1	AIG Investments Europe hereby represents and warrants to IPCRe as follows:

5.1.1	AIG Investments Europe has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by AIG Investments Europe and constitutes a legal, valid and binding obligation of AIG Investments Europe, enforceable against AIG Investments Europe in accordance with its terms. No consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by AIG Investments Europe in connection with the execution, delivery and performance of this Agreement by AIG Investments Europe, other than those already obtained.

5.1.2	The execution, delivery and performance of this Agreement by AIG Investments Europe will not violate any provision of any law or regulation binding on AIG Investments Europe, or any order, judgment or decree of any court or government authority binding on AIG Investments Europe or the memorandum or articles of association of AIG Investments Europe, or any material contract, indenture or other agreement, instrument or undertaking to which AIG Investments Europe is a party or by which it or its assets may be bound, or require the creation or imposition of any lien on its property, assets or revenues.

6.	Scope of Authorization.

6.1

AIG Investments Europe will provide general investment advisory and portfolio management services in relation to all classes of investments on the terms set out in this Agreement including transactions in collective investment schemes and the acceptance of placings, underwritings and sub-underwritings of any investments. AIG Investments Europe shall act as the investment adviser to IPCRe, and shall, continuously during the term of this Agreement, manage the Portfolio for IPCRe with a view to meeting the Objectives and within the Guidelines, if any. In connection therewith, AIG Investments Europe shall, on consultation with IPCRe, have power to supervise and direct the investment and reinvestment of the Securities of the Portfolio including allocations to passive Equity index funds and engage in such transactions on behalf of IPCRe as AIG Investments Europe may deem appropriate, subject only to this Agreement and any Guidelines.

6.2	AIG Investments Europe may invest any part of the Portfolio in one or more In-House Funds which invest in and/or take exposure to equities and/or equity-related derivatives in accordance with the Guidelines (each an “Equity In House Fund”). The manager of the Equity In- House Fund shall levy a fee or charge which shall be paid out of the assets of the Equity- In House Fund (see section 8.1.5) subject to the fee offset as described in paragraph 8.5.1 and in Schedule 2.

6.3	AIG Investments Europe may instruct the Custodian to effect settlement of purchases and sales of investments on IPCRe’s behalf in AIG Investments Europe’s and has discretion to make full allocation within the guidelines stated under Schedule 3 (paragraph ) within each asset class. Any allocation between asset classes may only be made by AIG Investments Europe following consultation and approval with the investment committee of IPCRe.

6.4	The Securities in the Portfolio shall be held by such institutions as notified by IPCRe to AIG Investments Europe from time to time. IPCRe understands and acknowledges that (i) AIG Investments Europe shall at no time have custody or physical control of the Portfolio, (ii) AIG Investments Europe may give instructions to the Custodian, in writing, by electronic means, by telephone, orally or by such other means as AIG Investments Europe may agree with the Custodian from time to time, (iii) IPCRe shall procure and shall be solely responsible for procuring that Custodian complies with such instructions and (iv) IPCRe shall instruct the Custodian to provide AIG Investments Europe with such periodic reports concerning the status of the Portfolio as AIG Investments Europe may reasonably request from time to time. IPCRe will not change the Custodian without giving AIG Investments Europe reasonable prior notice of its intention to do so together with the name and other relevant information with respect to the new Custodian. IPCRe undertakes that, without AIG Investments Europe’s prior written consent, it will not dispose of, encumber or otherwise deal with any of the assets in the Portfolio before the relevant assets have been withdrawn from the Portfolio.

6.5	AIG Investments Europe may direct the Custodian to retain a lien or security interest over any assets of the Portfolio to the extent that any costs, losses or claims detailed in the Agreement remain unpaid by IPCRe.

6.6	AIG Investments Europe, may, in its discretion from time to time (at its expense), retain or otherwise avail itself of the services or facilities of other persons or organizations (which may include any of its Affiliated Companies) for the purpose of providing AIG Investments Europe (and/or IPCRe) with statistical and other factual information (e.g., advice regarding economic factors and trends), or such other general information or general advice as AIG Investments Europe may deem necessary, appropriate, or convenient in support of the discharge of AIG Investments Europe’s investment management obligations hereunder (“Ancillary Services”). The parties agree that (i) AIG Investments Europe is under no obligation to seek out any Ancillary Services, and (ii) any Ancillary Services would be supplemental to AIG Investments Europe’s investment management services, and are wholly apart from, and are unrelated to, matters that would give rise to Transaction Expenses (as described in, and covered by, Section 9.3 hereof).

6.7	AIG Investments Europe is authorized, and has full discretion, to delegate any of its investment management responsibilities, powers, discretions, duties and authority set forth herein (including the power to sub-delegate such investment management responsibilities, powers, discretions, duties and authority) to, or otherwise to utilize the investment management services of, any Affiliated Company, provided, that, AIG Investments Europe will be fully accountable to IPCRe for any acts or omissions of its Affiliated Company pursuant to such an arrangement, as if such acts or omissions were its own, and provided further that any compensation payable to such Affiliated Company for such investment management services shall be borne by (and paid by) AIG Investments Europe.

6.8	AIG Investments Europe may, where reasonable, employ agents (including Affiliated Companies) to perform any administrative, dealing or ancillary or other services in connection with AIG Investments Europe performing its services under this Agreement.

6.9	Schedule 6 sets out a general description of the nature and risks of Securities which may form part of the Portfolio. This is not an exhaustive description of those risks and if in any doubt as to whether to include a particular type of investment within the Guidelines, IPCRe may seek investment advice prior to finalising the Guidelines.

7.	Valuations and Reports

7.1	The Initial Composition and Initial Value of the Portfolio will be notified to IPCRe as soon as reasonably practicable. The basis of all valuations will be as stated in the first such statement or as otherwise notified to IPCRe from time to time. AIG Investments Europe will not provide information about executed transactions on a transaction-by-transaction basis.

7.2	IPCRe will notify AIG Investments Europe in writing, or cause to be notified to AIG Investments Europe in writing, of any withdrawals from, increases in and other movements into and out of the Portfolio in such detail as will enable AIG Investments Europe to keep an accurate and up-to-date record of the composition of the Portfolio.

8.	Material Impacts and Conflicts

8.1	Subject to any provisions in the Guidelines, AIG Investments Europe and any Affiliated Company may effect transactions in which AIG Investments Europe or an Affiliated Company has directly or indirectly a material interest or a relationship of any description with another party which may involve a potential conflict with AIG Investments Europe’s duty to IPCRe, provided that such transactions are effected on terms which are not materially less favourable to IPCRe than if the conflict or potential conflict had not existed. In particular, such potential conflicting interests or duties may arise because:

8.1.1	AIG Investments Europe or an Affiliated Company undertakes investment management activities for another investor or investors with interests in such investments. AIG Investments Europe has procedures in place with a view to ensuring that no single investor is favoured over another when determining which investors enter into a particular transaction;

8.1.2	the transaction is in securities issued by an Affiliated Company or an investor in AIG Investments Europe or in its Affiliated Companies;

8.1.3	the transaction is in relation to an investment in respect of which AIG Investments Europe or an Affiliated Company may benefit from a commission, fee, mark-up or mark-down and/or AIG Investments Europe or an Affiliated Company may also be remunerated by a counterparty to any such transaction and/or an Affiliated Company may have arrangements relating to marketing or otherwise. AIG Investments Europe maintains a policy that whether or not an Affiliated Company receives a commission or fee is not taken into account when determining whether to make an investment;

8.1.4	AIG Investments Europe may from time to time temporarily invest cash balances in the Portfolio in any money market or liquidity In House Fund (including with respect to any portion of the Portfolio custodied in the United States or invested in U.S. securities). In connection with investments in such money market or liquidity funds, IPCRe understands that Portfolio assets invested will be included in determining the fee payable to AIG Investments Europe under this Agreement;

8.1.5	IPCRe hereby authorizes AIG Investments Europe to invest all or any portion of the Portfolio in any commingled vehicle whose investment strategy is generally consistent with the Guidelines, whether advised or managed by AIG Investments Europe or its Affiliate Companies (“Managed Funds”) or by a third party manager. IPCRe acknowledges that AIG Investments Europe and/or any of its Affiliate Companies may receive fees directly from Managed Fund(s) for the discretionary management, advisory and administrative services provided thereto. To the extent that AIG Investments Europe receives such fees (from the Managed In-House Funds), these fees will be set-off against such fee income as is due to AIG Investments Europe in respect of managing the entire Portfolio so that AIG Investments Europe receives only its fee income entitlement as determined at the Portfolio level. IPCRe acknowledges that investment in any commingled vehicles advised by a third-party manager will be subject to the standard fees and charges of such vehicles in addition to the management fee payable to AIG Investments Europe under this Agreement, unless otherwise agreed between the parties.

8.2	AIG Investments Europe has instituted procedures, designed to ensure independence in the exercise of its investment discretion and provision of advice for or to clients. This includes restricting access (through the use of “Information Barriers”) to confidential information for employees who are involved in the exercise of investment discretion for or provision of advice to IPCRe or any other client, in situations where there may be a conflict of interest. IPCRe agrees that in exercising investment discretion for or providing advice to IPCRe, AIG Investments Europe shall not be obliged to take into account any information where the persons involved in the exercise of investment discretion or provision of advice to or for IPCRe are prevented from having access to the information by AIG Investments Europe’s Information Barriers procedures or where AIG Investments Europe is otherwise prohibited by law or regulatory obligations from taking that information into account. AIG Investments Europe shall not be obliged to disclose any information which it is prohibited from disclosing or which in its reasonable opinion would be inappropriate to disclose given its legal and regulatory obligations. This Section 8.2 shall apply, but not be limited to, the following situations:

8.2.1	a transaction in the securities of a company for which AIG Investments Europe or an Affiliated Company has underwritten, managed or arranged an issue within the period of 12 months before the date of the transaction;

8.2.2	a transaction which relates to securities in respect of which AIG Investments Europe or an Affiliated Company or a director or employee of AIG Investments Europe or an Affiliated Company is contemporaneously trading or has traded on its own account or has either a long or short position;

8.2.3	one of AIG Investments Europe’s directors or employees or those of an Affiliated Company holds or deals in securities of or is otherwise interested in any company in relation to the securities of which AIG Investments Europe or an Affiliated Company makes a recommendation and/or effects a transaction.

8.3	Neither AIG Investments Europe nor any Affiliated Company shall be liable to account to IPCRe for any profit, commission or remuneration made or received from or by reason of transactions of the type referred to in Section 8.1 or Section 8.2 or any connected transactions.

8.4	AIG Investments Europe will normally act as the agent of IPCRe, who will therefore be bound by its actions under this Agreement. To the extent that any fiduciary or equitable duties arise as a result of the services to be provided hereunder such duties shall not prevent or hinder the AIG Investments Europe, or any Affiliated Company, in effecting transactions with or for IPCRe.

9.	Fees and Expenses

9.1	AIG Investments Europe’s management fees for services rendered hereunder (the “Management Fee”) shall be calculated and paid in accordance with the Schedule of Fees attached hereto as Schedule 2 (as same may be amended, from time to time, pursuant to this Section 9), which will also state whether or not interest is payable on overdue management fees.

9.2	AIG Investments Europe and/or its Affiliate Companies may take fees from third parties for services provided by AIG Investments Europe and/or its Affiliate Companies to such third parties relating to a transaction in which IPCRe has participated, or a security or portfolio of securities in which IPCRe is invested, in all cases, except as otherwise limited by applicable law and the FSA Rules. Details of such fees will be provided to IPCRe upon request.

9.3	IPCRe shall be separately responsible for (and bear the cost of) all expenses (“Transaction Expenses”) related to the acquisition, disposition, and/or custody of all transactions (and potential transactions), including, by way of example and without limitation, brokerage commissions, taxes, custodian fees, legal fees and expenses (whether associated with the transaction itself or arising from any subsequent action undertaken to enforce the rights of IPCRe with respect to the transaction), accounting and/or tax planning fees and expenses, consulting and experts fees and expenses, and any other transaction-related expenses (irrespective of whether or not the transaction is consummated), and IPCRe hereby authorizes AIG Investments Europe to incur and to pay such expenses out of the Portfolio, as deemed appropriate by AIG Investments Europe.

9.4	Consistent with applicable law, IPCRe hereby authorizes AIG Investments Europe to debit its fees and expenses directly from the Portfolio, and shall instruct the Custodian to facilitate such debits.

9.5	Save as expressly provided in Schedule 2, AIG Investments Europe shall not be obliged to account to IPCRe for any financial benefit derived by AIG Investments Europe or any of its Affiliated Companies in connection with any transaction arranged by AIG Investments Europe pursuant to this Agreement, including any commissions received by AIG Investments Europe or any Affiliated Companies in respect of any transaction carried out for the Portfolio.

10.	Acknowledgments and Consents.

IPCRe hereby acknowledges and consents to the following:

10.1	AIG Investments Europe and its Affiliate Companies may disclose the identity of IPCRe as part of any representative list of clients and in the course of performing its duties as investment manager. Neither AIG Investments Europe nor any Affiliated Company is obliged to disclose to IPCRe or to take into consideration information either:

10.1.1	the disclosure of which by AIG Investments Europe or the Affiliated Company to IPCRe would or might be a breach of duty or confidence to any other person; or

10.1.2	which comes to the notice of an employee, officer or agent of AIG Investments Europe’s or of any Affiliated Company, but does not come to the actual notice of those individuals responsible for investment decisions on IPCRe’s behalf.

10.2	IPCRe has been notified of and agreed that it will be treated as a Professional Client unless parties to this Agreement agree otherwise. IPCRe Limited is required to notify AIG Investments Europe immediately of any change that could affect its categorisation.

10.3	AIG Investments Europe acts as adviser to other clients and may give advice, and take action, with respect to any of those which may differ from the advice given, or the time or nature of action taken, with respect to the Portfolio.

10.4	Affiliated Companies of AIG Investments Europe and officers, directors and employees of AIG Investments Europe and such Affiliated Companies of AIG Investments Europe may engage in transactions, or cause or advise other customers to engage in transactions, which may differ from or be identical to transactions engaged in by AIG Investments Europe for the Portfolio or recommend any transaction which any of such Affiliated Companies or any of the officers, directors or employees of AIG Investments Europe or such Affiliated Companies may engage in for their own accounts or the account of any other customer.

10.5	To the extent permitted by law, AIG Investments Europe shall be permitted to bunch or aggregate orders for the Portfolio with orders for other accounts without prior reference to IPCRe or other customers. AIG Investments Europe will do so only where it is likely that the aggregation will not work to the disadvantage of each of the customers concerned. However the effect of aggregation may work on some occasions to a customer’s disadvantage.

10.6	AIG Investments Europe shall use its diligent efforts to allocate or rotate investment opportunities where there is a limited supply of a Security. IPCRe understands, however, that, in spite of such efforts, AIG Investments Europe cannot always assure equality among all accounts and customers.

10.7	By reason of AIG Investments Europe’s investment management activities for IPCRe and for other clients, and other activities of its Affiliated Companies, AIG Investments Europe may acquire confidential information regarding certain entities and Securities and/or otherwise be restricted from initiating transactions in certain Securities. IPCRe acknowledges and agrees that AIG Investments Europe will not be free to divulge to IPCRe, or to act upon, any such confidential information with respect to AIG Investments Europe’s performance of this Agreement and that, due to such a restriction, AIG Investments Europe may not initiate a transaction that AIG Investments Europe otherwise might have initiated, but for the conflict of interest arising from such confidential information. To the extent that AIG Investments Europe receives any confidential information in relation to IPCRe by reason of its investment management activities it will not be free to divulge or act upon such confidential information.

10.8	Each party shall promptly notify the other of any facts or circumstances or any change therein that may, directly or indirectly, affect the status or management of the Portfolio by AIG Investments Europe, including, without limitation, any change in the status of any of the representations or warranties provided in Sections 4 and 5 hereof. IPCRe shall provide AIG Investments Europe with such other relevant information as AIG Investments Europe may reasonably request from time to time in order to enable AIG Investments Europe to comply with its regulatory and contractual obligations or such further information as may be required by any authority, in each case promptly following such request. IPCRe acknowledges that failure to provide such information may adversely affect AIG Investments Europe’s ability to provide services to IPCRe and the quality of such services.

10.9	IPCRe acknowledges that the Guidelines apply at the time of purchase of Securities for the Portfolio only, and failure to comply with any specific guideline or restriction contained therein because of market fluctuation, changes in the capital structure of any Portfolio company, ratings agency or credit ratings changes or withdrawals or other events outside of AIG Investments Europe’s control will not be deemed a breach of the Guidelines or this Agreement.

10.10	IPCRe agrees that all transactions will be effected in accordance with the rules and regulations of the relevant market, exchange or multilateral trading facility or subject to the conditions applying to over the counter transactions, and shall be settled where relevant in accordance with the rules and regulations relating to the relevant settlement system and that AIG Investments Europe may and is hereby expressly authorized to take all such steps as may be required or permitted by such rules, regulations and conditions and/or by market practice.

10.11	In the interests of the proper management and administration of the Portfolio and in order to bring new products or services of AIG Investments Europe or Affiliated Companies to the attention of IPCRe, AIG Investments Europe, its representatives or employees, may wish to call upon or communicate with IPCRe by telephone, email or personal visit or otherwise communicate with IPCRe without express invitation. IPCRe consents to such communications.

10.12	Should AIG Investments Europe transact in futures contracts for the Portfolio, the following shall apply:

IPCRe understands that pursuant to an exemption from the commodity futures trading commission (“CTFC”) in connection with accounts of qualified eligible persons, this account document is not required to be, and has not been filed with, the CTFC. The CTFC does not pass upon the merits of participating in a trading program or upon the adequacy or accuracy of the commodity trading advisor disclosure. Consequently, the CTFC has not reviewed or approved this trading program or this account document.

11.	Execution of Transactions.

11.1	AIG Investments Europe may place orders for the execution of transactions with or through such brokers, dealers or banks as AIG Investments Europe may select in its sole discretion, and may, consistent with seeking best execution and in compliance with applicable laws and regulations including the FSA Rules, pay a commission on transactions which may be greater than the amount of the commission another broker or dealer might have charged, provided that AIG Investments Europe determines in good faith that such amount of commission was reasonable in relation to the value of the services provided viewed in terms of that particular transaction or the overall responsibilities with respect to all the accounts as to which investment discretion was exercised, provided that they are directly relevant to, and are used to enhance, the provision to IPCRe of investment management services, advice on dealing in, or on the value of, any designated investment, custody services relating to designated investments belonging to, or managed for, customers, or services relating to the valuation or performance measurement of portfolios.

11.2	Details of AIG Investments Europe’s current Execution Policy are attached as Schedule 5 (the “Execution Policy Notice”). IPCRe hereby confirms that it has read and understood the Execution Policy Notice and agrees to AIG Investments Europe’s Execution Policy. In particular IPCRe agrees that AIG Investments Europe may trade outside of a Regulated Market or MTF. In effecting transactions for the Portfolio, AIG Investments Europe will at all times comply with its Execution Policy and in particular will act in the best interests of IPCRe and comply with any applicable obligations regarding best execution under the FSA Rules. Specific instructions from IPCRe in relation to the execution of orders may prevent AIG Investments Europe from following its Execution Policy in relation to such orders in respect of the elements of execution covered by the instructions. AIG Investments Europe may (subject to its Execution Policy) deal on such markets, exchanges, multilateral trading facilities and otherwise and with such counterparties as it sees fit.

11.3	IPCRe Ltd instructs AIG Investments Europe not to make public IPCRe Limit Orders in respect of shares admitted to trading on a regulated market which are not immediately executed under prevailing market conditions.

11.4	IPCRe hereby authorizes AIG Investments Europe to direct its Affiliated Companies to effect Securities transactions for the Portfolio, including over an exchange, and such Affiliated Companies may retain compensation in connection with effecting Securities transactions for the Portfolio. AIG Investments Europe may act as investment adviser in relation to a transaction to be effected on IPCRe’s behalf in which an Affiliated Company of AIG Investments Europe acts as broker for both the Portfolio and another person on the other side of such transaction (an “agency cross transaction”) or, to the extent permitted by applicable law, as principal (in which case such Affiliated Company may charge IPCRe its customary mark-up). IPCRe understands that in connection with any such agency cross transaction, such Affiliated Company will receive commissions from both parties to the transaction and that such Affiliated Companies may have a potentially conflicting division of loyalties and responsibilities regarding the parties to the transaction. IPCRe hereby consents to any agency cross transaction effected by AIG Investments Europe to which IPCRe may be a party and understand that such consent will remain in full force and effect until such time as IPCRe notifies AIG Investments Europe in writing of the revocation thereof. AIG Investments Europe is subject at all times to its duty to seek best execution.

12.	IPCRe’s Liabilities

12.1	Except insofar as the same may result from the negligence, wilful default or fraud of AIG Investments Europe or its Affiliated Companies or any Associated Person, IPCRe shall indemnify AIG Investments Europe and its Associated Persons against and hold AIG Investments Europe and its Associated Persons harmless against all claims brought or established against AIG Investments Europe or its Associated Persons by third parties (other than AIG Investments Europe’s Affiliated Companies or any of their officer’s or employees), and against all Liability which AIG Investments Europe or its Associated Persons may suffer or incur, arising out of or in connection with (i) the lawful and proper exercise of AIG Investments Europe’s duties under this Agreement or (ii) as a result of any party claiming to be entitled to investments which form part of the Portfolio; provided in each case that AIG Investments Europe (a) has taken all reasonable steps to avoid or minimise such claims; (b) has informed IPCRe of any such claims in respect of which an indemnity is sought under this Agreement as soon as reasonably practicable; and (c) keeps IPCRe informed of, and acts reasonably in relation to any request from IPCRe in relation to, any steps taken or to be taken in respect of such claims.

13.	AIG Investments Europe’s Liabilities

13.1	AIG Investments Europe shall not be responsible for the solvency of or the performance of the obligations of any third party bank, clearing organization, broker, intermediary, nominee or agent appointed or employed by AIG Investments Europe in good faith for the performance of its duties but AIG Investments Europe shall give such assistance as IPCRe may reasonably require to exercise such rights as AIG Investments Europe may have against such person in its capacity as an agent for IPCRe in the event of the insolvency of any of the above (or the failure of the same to properly perform such obligations).

13.2	Any liability which AIG Investments Europe has arising out of or in connection with its services and activities, whether such liability arises under any express or implied term of this Agreement, in tort (including without limitation negligence), for misrepresentation, for breach of any duty imposed by law, or in any other way shall be limited as follows:

13.2.1	AIG Investments Europe shall not incur any liability save to the extent that such liability results from its negligence or wilful default or fraud;

13.2.2	AIG Investments Europe shall not incur any liability for any indirect, special or consequential loss of any kind (even if AIG Investments Europe knows of the possibility of such losses or damages and regardless of the type of action in which any claim may be brought);

13.2.3	AIG Investments Europe shall not incur any liability for any loss of profits, goodwill, business or anticipated savings (in either case, either direct or indirect), which may be incurred, even if AIG Investments Europe knows of the possibility of such losses or damages.

13.3	AIG Investments Europe only assumes duties to IPCRe.

13.4	If AIG Investments Europe and any other person would be jointly and/or severally liable in respect of any Liabilities, the amount recoverable from AIG Investments Europe shall be limited to such amount as is just and equitable having regard to the extent of AIG Investments Europe’s responsibility for the loss or damage in question.

13.5

IPCRe agrees to notify AIG Investments Europe as soon as reasonably practicable if IPCRe has any concerns arising in connection with AIG Investments Europe’s services so that AIG Investments Europe has an opportunity to deal with the issue raised. In any event AIG Investments Europe shall on no account be liable for any Liabilities suffered or incurred unless AIG Investments Europe is given written notice of any potential claim on or before the date which is 12 months after the date on which the claimant became aware of the specific act, fact, circumstance or event which gave rise to the claim or, if earlier, the date on which the claimant ought reasonably (having regard to all the circumstances) to have become so aware.

13.6	IPCRe acknowledges and agrees that AIG Investments Europe alone, and not any Associated Person, is responsible for its activities and the provision of its services under this Agreement and IPCRe agrees that it will not bring any claim or take any action against any Associated Person in respect of any acts, omissions or events in connection with this Agreement and waives any rights that it may have to do so except where such a claim may not be excluded by law.

13.7	No warranty is given by AIG Investments Europe as to the performance or profitability of the Portfolio or any part of it.

13.8	Subject to Section 13.2, AIG Investments Europe will not be liable in relation to any actions or omissions of, or the negligence, wilful default or fraud of, the Custodian or any of its nominees.

13.9	AIG Investments Europe shall be fully protected in acting and relying upon any Instruction, written advice, certificate, notice, instruction, request for other paper or document which AIG Investments Europe in good faith believes to be genuine and to have been signed or presented by an Authorized Person or other proper party or parties, and may assume that any person purporting to give such advice or other paper or document has been duly authorized to do so unless contrary Instructions have been delivered to AIG Investments Europe by IPCRe.

13.10	Any benchmarks and/or targeted rates of return (if any) associated with the investment program being provided pursuant to this Agreement or that may be referred to in the Objectives or Guidelines are for measurement purposes only, and any such specific investment objectives are targets only, and AIG Investments Europe shall have no duty to IPCRe or to any third party to meet or outperform and accordingly shall have no liability for failure to meet or outperform any such benchmark, targeted rate of return, or investment objective.

13.11	While AIG Investments Europe will make every effort to fulfil its obligations to IPCRe, exceptional circumstances may occur from time to time where for reasons beyond AIG Investments Europe’s control or reasonable foresight it may be unable to do so (as a result of an Act of God, force majeure or otherwise) and in such circumstances AIG Investments Europe shall not be liable for any Liability suffered as a result of the non-fulfilment of any such obligations.

13.12	Noting in this Agreement shall be construed as seeking to exclude or restrict:

13.12.1	any liability AIG Investments Europe may have as a matter of law for fraud or fraudulent misrepresentation;

13.12.2	any liability for death or personal injury resulting from negligence.

This does not in any way confer greater rights than would otherwise arise as a matter of law.

14.	Term and Termination of Agreement.

14.1	This Agreement may be terminated by IPCRe at any time by written notice to AIG Investments Europe. AIG Investments Europe may terminate this Agreement on 30 days written notice to IPCRe or by immediate notice if required to do so by a competent regulatory authority. The “Termination Date” shall herein be understood to mean the date that AIG Investments Europe’s management of the Portfolio terminates, and shall not mean the date of notice of termination. The termination of the authority granted by this Agreement shall not in any way affect any liability resulting from a transaction initiated prior to the Termination Date. The Management Fee will be prorated to the Termination Date.

14.2	IPCRe will pay: fees due to AIG Investments Europe pro rata to the date on which AIG Investments Europe ceases to act on IPCRe’s behalf; any additional expenses necessarily incurred by AIG Investments Europe in terminating this Agreement; and any losses necessarily realized in concluding outstanding transactions.

14.3	This Agreement shall terminate immediately upon AIG Investments Europe ceasing to be authorized under the Financial Services and Markets Act 2000 to manage investments or upon the liquidation or appointment of a receiver or administrator of AIG Investments Europe (other than for the purposes of reconstruction previously approved in writing by IPCRe).

14.4	Termination will not in any event affect accrued rights or existing commitments, or contractual provisions intended to survive termination, and will be without penalty or other additional payment, save as provided in paragraph 14.2.

14.5	Sections 3.2, 4.1.1, 5.1.1, 8, 9.3, 12, 14, 15, 19, and 23 will survive termination of this Agreement.

15.	Governing Law; Submission to Jurisdiction.

15.1	This Agreement shall be governed and construed in accordance with the laws of England and Wales. The parties submit to be exclusive jurisdiction of the Court of England and Wales to settle any disputes or claims that arise out of or in connection with the Agreement.

16.	Amendments

16.1	Subject to Section 16.2, no variations of this Agreement shall be effective unless agreed in writing, signed by IPCRe and AIG Investments Europe and expressed to be such a variation.

16.2	AIG Investments Europe may from time to time amend the Execution Policy and IPCRe may from time to time amend the details in Schedule 1 by written notice to the other party. Any amendments made pursuant to this Section 16.2 shall take effect as a variation of this Agreement from the date stated in the relevant notice provided that no amendment shall take effect less than five clear business days after the date on which such notice is issued.

17.	Entire Agreement

17.1	The relationship between IPCRe and AIG Investments Europe is as described in this Agreement. This Agreement supersedes all previous agreements between the parties hereto (if any) concerning such relationship. Neither party is relying upon any representation, warranty, promise or assurance made or given by the other party or any other person, whether or not in writing, at any time prior to AIG Investments Europe’s appointment pursuant to this Agreement, which is not expressly set out in this Agreement. This Section shall not exclude the liability of any persons for fraud or fraudulent misrepresentation.

18.	Instructions and Communications

18.1	In the absence of negligence, wilful default or fraud by AIG Investments Europe, AIG Investments Europe is authorized to rely on, may act on and treat as fully authorized by IPCRe and IPCRe shall be bound by any Instruction.

18.2	Any Instructions received from IPCRe will be acknowledged by AIG Investments Europe by acting upon them, except where in AIG Investments Europe’s view any action required by an Instruction may not be practicable or might involve any party in a breach of any law, rule or regulation.

18.3	IPCRe consents to AIG Investments Europe and its Affiliated Companies recording telephone conversations with IPCRe. IPCRe is advised that AIG Investments Europe may record conversations without the use of a warning tone.

19.	Notices.

19.1	Any notice required to be in writing shall be addressed to AIG Investments Europe’s address shown in Schedule 4. Any notice AIG Investments Europe serves upon IPCRe and all communications which AIG Investments Europe is required to send in writing to IPCRe under this Agreement will be addressed to the address which IPCRe supplies to AIG Investments Europe for such purposes as set out in Schedule 4 and any amendments or additions thereto.

19.2	All notices served hereunder shall be deemed served on the date of delivery in the case of personal delivery or transmission by e-mail or facsimile, on the day after posting in the case of prepaid first class correspondence within the United Kingdom, and on the third day after posting in the case of other correspondence sent by post.

20.	No Waiver

Neither the failure nor delay on the part of any party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further waiver of any right or remedy. No waiver hereunder shall be effective unless it is authorized by the party asserted to have granted such waiver.

21.	Successors and Assigns

This Agreement is personal to the parties and shall not be capable of assignment by them or of being transferred by them except where expressly agreed in writing and signed by the parties. This Section shall not restrict AIG Investments Europe’s right to appoint delegates or agents.

22.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

23.	Third Party Rights.

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and accordingly no part of this Agreement shall be directly or indirectly enforceable by any third party, nor are they intended to confer a benefit on any third party, save that any clause which confers a benefit on an Associated Person shall be enforceable by him/it accordingly, although AIG Investments Europe and IPCRe shall remain free to vary or terminate this Agreement without the consent of any such person.

Each of the parties hereto has caused this Agreement to be duly executed as of the date indicated after its name to become effective as of the date first above written.

AGREED TO AND ACCEPTED:

IPCRE LIMITED

By:	/s/ James P. Bryce
Name:	James P. Bryce
Title:	Director and President
Date:	January 9, 2008

AIG INVESTMENTS EUROPE LTD

By:	/s/ Monika M. Machon
Date:	December 20, 2007
Name:	Monika M. Machon
Title:	Director